Exhibit 10.18


                                  JOINT VENTURE
                                       AND
                             CO-MARKETING AGREEMENT

     THIS JOINT VENTURE AND CO-MARKETING AGREEMENT (this "Agreement") by and between Arch Coal Sales Company, a Delaware corporation ("Arch Coal"), and ADA-Environmental Solutions, LLC, a Colorado limited liability corporation, ("ADA-ES"), shall be deemed effective as of January 1, 2002. ADA-ES and Arch Coal are some times referred to herein as the "parties."

     WITNESSETH:

     WHEREAS, ADA-ES has developed, tested and demonstrated ADA 249, a propriety product and process for improving the combustion performance in cyclone boilers of Powder River Basin ("PRB") and other coals;

     WHEREAS, Arch Coal is in the business of mining and selling coal from the PRB and other areas;

     WHEREAS, ADA-ES desires to grant Arch Coal a license to co-market ADA 249 to certain potential customers of ADA 249 currently identified and to be identified by the parties ("Customers");

     WHEREAS, ADA-ES and Arch Coal desire to co-market ADA 249 to the Customers on the terms and conditions outlined herein; and

     WHEREAS, ADA-ES and Arch Coal have previously entered into a Co-Marketing Agreement dated as of June 28, 2001 (the "Co-Marketing Agreement") pursuant to which the parties have commenced the activities outlined herein.

     NOW, THEREFORE, in consideration of the foregoing, the terms and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                ARTICLE 1- DEFINITIONS AND RULES OF CONSTRUCTION

     SECTION 1.1 DEFINITIONS. As used herein, the following terms shall have the meanings ascribed to them below:

     "Affiliate" of a person or entity shall mean: (i) any other person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such person or entity, (ii) any officer, director, partner, member, or direct or indirect beneficial owner of any 10% or greater of the equity or voting interests of such person or entity, or (iii) any other person or entity for which a person or entity described in clause (ii) acts in such capacity.

     "Annual Business Plan" shall have the meaning set forth in Section 2.6 hereof.

     "Approved Expense" shall have the meaning set forth in Section 3.2(a) hereof.

     "Assigned Employees" shall have the meaning set forth in Section 4.2(a) hereof.

     "Budget" shall have the meaning set forth in Section 3.2(a) hereof.

     "Co-Marketing Efforts" means the process of marketing ADA 249 and related systems to new Customers by the parties' Assigned Employees.

     "Customer Contracts" means those contracts by and between Arch Coal or the Joint Venture and various Customers entered into pursuant to this Joint Venture and Co-Marketing Agreement, including any extensions or renewals of such Customer Contracts.

     "Effective Date" means January 1, 2002.

     "Event of Default" shall have the meaning set forth in Section 9.2(a) hereof.

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     "GAAP" means generally accepted accounting principles as applied as of the
Effective Date, as referred to in paragraphs 10 and 11 of the American Institute of Certified Public Accountants Statement on Auditing Standards No. 69.

     "Insolvency" of either party means that such party is generally not paying its debts as they become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors or institutes any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeks the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or such party takes any action to authorize any of the actions described above in this definition, or any proceeding is instituted against such party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, as to any such proceeding, if being contested by such party in good faith, such proceedings remain undismissed or unstayed for a period of sixty (60) days.

     "Laws" shall mean, with such U.S. or State statutes, regulations, rules, ordinances, or other laws that may be applicable to the Joint Venture or its activities.

     "Material Breach" shall mean a breach of this Agreement, which, as determined by the Arbitrators pursuant to this Agreement: (i) is material; (ii) has not been cured within ninety (90) days after written notice thereof has been provided to the breaching party in accordance with Section 11.8 hereof; and
(iii) is not remediable either by the payment of damages by such party to the other party or by a decree of specific performance issued against such party.

     "Person" means an individual, partnership, limited liability company, joint venture, association, corporation, trust, or any other legal entity.

     SECTION 1.2. RULES OF CONSTRUCTION AND INTERPRETATION.

     (a) Section References. When a reference is made in this Agreement to an Article, Section, Paragraph, Exhibit or Schedule such reference shall be to an Article, Section or Paragraph of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Unless otherwise indicated, the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, Paragraph or clause in this Agreement.

     (b) Construction. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa,
(ii) "including" is not limiting and (iii) "or" has the inclusive meaning represented by the phrase "and/or."

     (c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (d) No Interpretation against Author. For purposes of contract interpretation the parties to this Agreement agree they are joint authors and draftspersons of this Agreement.

     (e) Conflicts with related Documents. The parties contemplate that various forms, including forms for submitting purchase orders, acceptance of orders, shipping and transportation, will be used in carrying out this Agreement. In the event of conflict between any such forms or other documents of like import and this Agreement, the provisions of this Agreement shall be controlling.

              ARTICLE 2 - JOINT VENTURE AND CO-MARKETING AGREEMENT

     SECTION 2.1. ESTABLISHMENT OF JOINT VENTURE

     Subject to the terms and conditions hereof, ADA-ES and Arch Coal hereby agree to form a Joint Venture (the "Joint Venture") to co-market ADA 249 to such Customers as the parties may mutually agree from time to time including, without limitation, all current Customers of ADA-ES including those set forth on
Schedule 1. It is understood and agreed that ADA-ES may market ADA 249 to other customers with Arch Coal's prior written consent, which shall not be unreasonably withheld.

     SECTION 2.2. GRANT OF LICENSE

     For the consideration set forth herein, ADA-ES hereby grants to the Joint Venture and to Arch Coal and its Affiliates, for the term of this Agreement and for the term of any Customer Contracts, if longer, a non-exclusive and non-transferable license to use ADA 249 in connection with the Joint Venture's activities.

     SECTION 2.3. COMPENSATION

     (a) As compensation for its services hereunder, ADA-ES shall be entitled to receive the payments for the ADA 249 supplied by it as set forth in Section 2.4(a). It is understood and agreed that, other than expense reimbursements which may be provided for herein, ADA-ES shall not be entitled to receive any other compensation in connection with the Joint Venture.

     (b) As compensation for its services hereunder, Arch Coal shall be entitled to retain the remaining net profits, if any, of the Joint Venture.

     SECTION 2.4. ADA-ES'S OBLIGATIONS

     (a) ADA-ES will sell the required quantities of ADA 249 to the Joint Venture at a cost equivalent to $70 per ton of product, f.o.b. Customer's site (except for quantities shipped in connection with the Kansas City Board of Public Utilities which will be supplied by ADA-ES at a cost equivalent of $50 per ton of product), subject to reasonable increase for new Customer Contracts during the term of this Agreement for cost increases experienced by ADA-ES and established to Arch Coal's reasonable satisfaction. ADA-ES will arrange for all transportation. Upon the request of Arch Coal, ADA-ES will demonstrate to Arch Coal's reasonable satisfaction that ADA-ES has contracted for supplies of ADA 249 in sufficient quantity to fill all outstanding and contemplated Customer Contracts.

     (b) ADA-ES will designate equipment and provide the Joint Venture technical services necessary and appropriate for ADA 249 to be utilized by the Customers, including, without limitation, any maintenance requirements (it being agreed and understood that ADA-ES will be primarily responsible for all technical aspects of the Joint Venture's activities). In exchange for these services, ADA-ES will receive its standard rates, which will be approved by Arch Coal in advance. Any revisions to the standard rates shall be commensurate with cost increases experienced by ADA-ES and established to Arch Coal's reasonable satisfaction.

     (c) ADA-ES will bear its own costs and expenses related to the Co-Marketing Efforts.

     (d) ADA-ES will not incur any other costs or expenses on behalf of the Joint Venture without the prior written consent of Arch Coal.

     SECTION 2.5. ARCH COAL'S OBLIGATIONS

     (a) Arch Coal will incur the capital expenditures necessary to construct the systems required for ADA 249 to be used by the Customers.

     (b) Arch Coal will be primarily responsible for the Co-Marketing Efforts of the Joint Venture.

     (c) Except as may otherwise be provided in this Agreement, Arch Coal will fund all other costs and expenses related to the Joint Venture.

     (d) Except as may otherwise be provided in this Agreement, Arch Coal shall perform the sales management and other general administrative services of the Joint Venture.

     SECTION 2.6 JOINT OBLIGATIONS OF THE PARTIES

     (a) The parties shall jointly, at the commencement of this Agreement and prior to each anniversary thereof, develop an Annual Business Plan. The Annual Business Plan will contain the following for the next twelve-month period:

          (i) a general marketing plan including, without limitation, the terms on which ADA 249 will be marketed to Customers;
          (ii) an estimate of the expenses to be absorbed by each party in connection with the Joint Venture;
          (iii) a list of the employees of each party who will devote time to the Joint Venture, a good-faith estimate of the time to be devoted and general performance standards; and
          (iv) a Budget, which details the estimated revenues and expenses of the Joint Venture.

     (b) The parties shall jointly perform such other actions, consistent with this Agreement, that may be necessary to implement the Annual Business Plan.

     SECTION 2.7 LIMITATIONS ON ARCH COAL. Notwithstanding anything in this Agreement to the contrary, Arch Coal shall not, without the written consent of ADA-ES take (or initiate) any of the following actions:

     (a) Possess or use any property of ADA-ES, except to the extent necessary for Arch Coal to perform its duties and obligations hereunder; or

     (b) Hold itself out as authorized to make on behalf of ADA-ES any oral or written warranty or representation regarding ADA 249 other than what is stated in written material furnished to Arch Coal by ADA-ES.

           ARTICLE 3 - ACCOUNTING AND CASH FLOW FOR THE JOINT VENTURE

     SECTION 3.1. ORDERING, INVOICING AND CASH FLOW CYCLE.

     (a) Ordering and Invoicing. ADA-ES will, on behalf of the Joint Venture, be responsible for all order taking, order processing and invoicing for Customer Contracts for all Customers who purchase ADA-249 directly (i.e. not included in the price of the coal purchased). Such Customers shall be directed, as per the invoices, to remit directly the invoiced amounts for ADA 249 to the Joint Venture Bank Account.

     (b) Joint Venture Bank Accounts. The parties shall establish a bank account (the "Joint Venture Bank Account") to serve as the bank account dedicated solely to the Joint Venture for receipt of all Customer payments and for the making of any and all payments incurred in connection with the Joint Venture either as direct expenses of the Joint Venture or as reimbursements to either party for services rendered or out of pocket costs related to the Joint Venture. ADA-ES shall grant Arch Coal or its nominee the authority to manage the Joint Venture Bank Account on ADA-ES's behalf, and more generally take any and all actions requested for the payment of all the Joint Venture's expenses in compliance with the terms of this Agreement.

     (c) Customer Remittances. Customers shall be directed, as per the invoices, to remit directly the invoiced amounts to the Joint Venture Bank Account.

     (d) Payments to ADA-ES. Arch Coal will, on or before the tenth day of each calendar month, remit to ADA-ES all amounts payable to it for the previous month's activity as provided herein.

     SECTION 3.2. EXPENSES AND ALLOCATION RULES

     (a) Expenses. Each and every expense, either as a direct expense or an allocated one, shall only be charged to the Joint Venture if such expense is part of a category of expenses specifically authorized by the terms of the Annual Business Plan and within the aggregate amount prescribed in the Annual Business Plan for such category of expense ("Budget") ("Approved Expense"). Any expense which shall exceed its prescribed Budget shall solely be the responsibility of the party incurring it unless such expense has been approved by the parties prior to its incurrence.

     (b) Direct vs. Allocated. Each party shall have the right to verify whether any particular expense is an Approved Expense by sending a written inquiry to that effect to the other party. The party incurring an expense shall endeavor to promptly provide upon request of the other party the appropriate documentary evidence supporting such expense. Upon failure by the said party to provide the appropriate documentary evidence, the inquiring party shall have the right to send a written notice of dispute to the other party and the parties shall resolve such dispute in the manner set forth in Section 3.3 hereof. Upon determination by such Independent Accountant (as defined below) that the expense was not approved, such expense shall be deducted from the Joint Venture Expenses and the party having incurred such expense shall either promptly reimburse it to the Joint Venture Bank Account, or shall withdraw its request for reimbursement if not reimbursed yet.

     (c) Classification of Expenses. Expenses shall be classified into (i) direct expenses of the Joint Venture payable to vendors, which shall be submitted directly to Arch Coal for payment out of the Joint Venture Bank Account or (ii) as Allocated Expenses which shall be submitted by either party for reimbursement out of the Joint Venture Bank Account. Payment of any direct expenses incurred by either party on behalf of the Joint Venture shall be made as they become due in accordance with the applicable commercial terms agreed upon with each vendor.

     SECTION 3.3. RESOLUTION OF DISPUTES ARISING UNDER ARTICLE 3. Unless otherwise agreed by the parties, each party shall have the right, within forty
(40) days of receipt of the quarterly or annual financial statements to send a written notice of dispute to the other party. Upon receipt of such notices of dispute, the parties shall undertake the following steps:

     (a) First, for a period of fifteen (15) days, the parties shall negotiate in good faith for the purposes of attempting to mutually agree upon the item in dispute;

     (b) Second, if parties are unable to mutually agree upon the item in dispute, then within seven (7) business days following the expiration of such fifteen (15) day period, the parties shall agree in writing upon the selection of a nationally recognized independent accounting firm (the "Independent Accountant") to resolve the dispute. If the parties cannot agree upon such Independent Accountant within such time frame, then the Independent Accountant shall thereupon be selected by the American Arbitration Association (the "AAA"), with preference being given by the AAA in making such selection to any one of the "Big Five" accounting firms (except for any firm which performs accounting services for either party) willing to perform the services required hereunder. The Independent Accountant shall be instructed to act within thirty (30) days to resolve the dispute, and its decisions with respect to the dispute shall be final and binding upon the parties. The fees and expenses of the Independent Accountant with respect to the settlement of the dispute shall be borne equally by the parties.

                 ARTICLE 4 - JOINT VENTURE MANAGEMENT STRUCTURE

     SECTION 4.1. MANAGEMENT COMMITTEE.

     (a) Appointment. Arch Coal and ADA-ES shall each appoint as of the date of each agreement and on each of its anniversaries three (3) and two (2), respectively, management-level employees to a Management Committee ("Management Committee") provided, however, any vacancy shall be filled in such a manner that the parties shall maintain their respective proportionate representation on the Management Committee and that upon failure by either party to appoint said employees by such time, the employees previously appointed by such party shall be deemed appointed for another Calendar year.

     (b) Meetings, Quorum and Voting Requirements.

     (1) Meetings. The Management Committee shall meet at least once a year for purposes of approving the Annual Business Plan no later than June 1 of every calendar year. Any member of the Management Committee shall have the right to call a special meeting of the Management Committee provided a prior written notice of at least fifteen (15) days shall be given to each member together with an agenda for such meeting.

     (2) Quorum and Voting Requirements. The quorum for any meeting of the Management Committee shall require the participation of all five (5) members except that any member shall be deemed present when participating via phone or video conference and that any member may designate an alternate. Any decisions by the Management Committee may be taken by the affirmative vote of a majority of the members of the Management Committee. For every meeting of the Management Committee, minutes shall be kept of all actions and circulated for approval to all members.

     (c) Authority. The Management Committee shall:

          (i) approve all Annual Business Plans, and any significant deviations therefrom not previously approved;

          (ii) approve any and all strategic plans;

          (iii) review reports submitted by members for the purposes of monitoring the achievements of the Joint Venture;

          (iv) monitor and redirect, if need be, the performance of the Joint Venture;

          (v)  approve any decisions relating to Assigned Employees;

          (vi) resolve any disagreements occurring between Assigned Employees;
               and

          (vii) decide any other matter mutually agreed upon by ADA-ES and Arch Coal.

     SECTION 4.2. ASSIGNED EMPLOYEES

     (a) Role and Reporting. The daily activities of Joint Venture shall be managed, on behalf of the parties, by employees assigned by each party ("Assigned Employees"). The number of said Assigned Employees may vary from time to time upon mutual agreement. The parties may, from time to time substitute individuals to serve as the Assigned Employees, by providing prior written notice thereof to the other parties. The Assigned Employees shall serve under the guidance and supervision of the members of the Management Committee.

     Each party shall remain the employer of their Assigned Employees for all purposes of any and all liability and health insurance, employee benefit plans, and workers compensation coverage, and shall be responsible for all compensation and other benefits.

     (b) Duties. The Assigned Employees shall be responsible for:

          (i) taking any and all necessary actions to implement the approved Annual Business Plan and strategic plans, as may be amended from time to time;

          (ii) managing the day-to-day business of the Joint Venture;

          (iii) developing and submitting all strategic and Annual Business
               Plans;

          (iv) communicating, in writing or via meetings, on a regular basis, with the Management Committee; and

          (v) promptly notifying the Management Committee of any potential significant deviation to the Annual Business Plan.


             ARTICLE 5 - ADDITIONAL DUTIES AND OBLIGATIONS OF ADA-ES

     SECTION 5.1. ADDITIONAL ADA-ES'S OBLIGATIONS AND RIGHTS. ADA-ES shall be solely responsible for the following functions:

     (a) Research and Development. Except as defined in the Annual Business Plan, ADA-ES shall, in its sole discretion, continue to research and develop improvements to ADA-249; and

     (b) Regulatory Compliance. ADA-ES shall be responsible for ensuring that ADA 249 complies with all United State Environmental Protection Laws and other applicable federal Laws and the Laws of each state in which ADA 249 is utilized, including, without limitation, obtaining and maintaining all governmental registrations, registration applications, temporary registrations, experimental use permits, applications and emergency use exemptions.

                ARTICLE 6 - ADDITIONAL OBLIGATIONS OF THE PARTIES

     SECTION 6.1. COOPERATION. Arch Coal and ADA-ES shall cooperate with each other so as to facilitate the objectives set forth in this Agreement and shall act in good faith and in a commercially reasonable manner in performing their respective duties hereunder.

     SECTION 6.2. INSURANCE. Except as provided in the next sentence, Arch Coal shall, during the term of this Agreement, maintain insurance, standard in the industry, against the risk of loss or damages as a result of the Joint Venture's activities. ADA-ES shall, during the term of this Agreement, maintain insurance, standard in the industry, against the risk of loss or damages as a result of the transportation, use or storage of ADA 249. Arch Coal, its subsidiaries and affiliates and their respective agents, directors, officers and employees, shall be included as additional insured on all of ADA-ES's insurance policies. This endorsement shall be indicated on the Certificate(s) of Insurance provided to Arch Coal.

     SECTION 6.3. LIENS. Except as may otherwise be agreed to by the parties, which agreement shall not be unreasonably withheld in the case of arrangements with existing or future institutional lenders, each party agrees not to allow any liens or encumbrances of any nature to attach to the assets of the Joint Venture.

     SECTION 6.4. PROMOTING SAFE USE-PRACTICES. ADA-ES shall use commercially reasonable methods to inform and familiarize its employees, Arch Coal, Customers, contractors (including transporters) and others who may handle or use ADA 249 of any potential hazards pertaining thereto.

     SECTION 6.5. CONFIDENTIALITY. Except as necessary for its performance under this Agreement, except as may be required by the federal securities laws or other applicable laws, neither party shall at any time or in any manner, either directly or indirectly, and neither party shall permit its employees to use, divulge, disclose or communicate to any person or entity any "confidential information" of the other party. For purposes of this Section 6.5, "confidential information" includes any information of any kind, nature, or description that is proprietary, treated as confidential by, owned by, used by, or concerning any matters affecting or relating to the business of a party or the subject matter of this Agreement, including but not limited to, the names, business patterns and practices of any of its customers, its marketing methods and related data, the names of any of its vendors and suppliers, the prices it obtains or has obtained or at which it sells or has sold products or services, lists, other written records, and information relating to its manner of operation. Notwithstanding the foregoing, "confidential information" shall not include any information which (i) is or becomes public knowledge through no fault or wrongful act of the party disclosing such information or its employees, (ii) was known by such party prior to any agency or distributor relationship with the other party or any predecessor, or (iii) is received from a third party who is not known to be obligated to keep such information confidential. All "confidential information" in any form (electronic or otherwise) shall be and remain the sole property of the party possessing such information and shall be returned to such party upon the termination of this Agreement upon such party's reasonable request. In addition to the foregoing, the provisions of the attached Confidential Disclosure Agreement shall remain in full force and effect.

     SECTION 6.6. INDUSTRIAL PROPERTY. ADA-ES represents and warrants that ADA-ES is the owner of the patents pending, proprietary know-how, trademarks, trade names and designs used in the sale of ADA 249 (hereinafter referred to as "Industrial Property"). ADA-ES represents and warrants that the use of the Industrial Property in the conduct of the Joint Venture will not infringe or otherwise conflict with any patents, trademarks, registrations, or other intellectual property or proprietary rights of others. To the knowledge of ADA-ES, none of the Industrial Property is currently being infringed upon.

     SECTION 6.7. ENVIRONMENTAL LIABILITY. ADA-ES shall be responsible for all environmental liability incurred by ADA-ES, Arch Coal or the Joint Venture as a result of the use of ADA 249. Arch Coal shall be responsible for all environmental liability incurred by ADA-ES, Arch Coal or the Joint Venture as a result of the use of coal from Arch Coal.

     SECTION 6.8. RECORDS RETENTION. Arch Coal and ADA-ES shall each maintain true and complete records in connection with this Agreement and shall retain all such records for at least forty-eight (48) months following the termination or expiration of this Agreement. This obligation shall survive the termination or expiration of this Agreement.


             ARTICLE 7 - REPRESENTATIONS, WARRANTIES, AND COVENANTS

     SECTION 7.1. ARCH COAL'S REPRESENTATIONS AND WARRANTIES. Arch Coal hereby represents and warrants that all of the following are true:

     (a) Arch Coal is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted, to own or lease its assets and properties and is duly qualified and in good standing in every jurisdiction in which the conduct of its business or ownership of its assets requires it to be so qualified.

     (b)(i) Arch Coal has the full authority and legal right to carry out the terms of this Agreement; (ii) the terms of this Agreement will not violate the terms of any other material agreement, contract or other instrument to which it is a party, and no consent or authorization of any other person, firm, or corporation is a condition precedent to Arch Coal's execution of this Agreement;
(iii) it has taken all action necessary to authorize the execution and delivery of this Agreement; and (iv) this Agreement is a legal, valid, and binding obligation of Arch Coal, enforceable in accordance with its terms.

     (c) Arch Coal is in compliance in all material respects with all applicable Laws relating to its business.

     (d) There is no material suit, investigation, action or other proceeding pending or threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against Arch Coal which would have a material adverse effect on the ability of Arch Coal to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

     SECTION 7.2. ADA-ES'S REPRESENTATIONS AND WARRANTIES. ADA-ES hereby represents and warrants that all of the following are true:

     (a) ADA-ES is a limited liability corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted, to own or lease its assets and properties and is duly qualified and in good standing in every jurisdiction in which the conduct of its business or ownership of its assets requires it to be so qualified.

     (b)(i) ADA-ES has the full authority and legal right to carryout the terms of this Agreement; (ii) the terms of this Agreement will not violate the terms of any other material agreement, contract or other instrument to which it is a party, and no consent or authorization of any other person, firm, or corporation is a condition precedent to this Agreement; (iii) it has taken all action necessary to authorize the execution and delivery of this Agreement; and (iv) this Agreement is a legal, valid, and binding obligation of ADA-ES, enforceable in accordance with its terms.

     (c) ADA-ES is in compliance, in all material respects, with all applicable Laws relating to its business.

     (d) There is no material suit, investigation, action or other proceeding pending or threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against ADA-ES which would have a material adverse effect on the ability of ADA-ES to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

                           ARTICLE 8 - INDEMNIFICATION

     SECTION 8.1. INDEMNIFICATION AND CLAIMS PROCEDURE.

     (a) Indemnification. Each party hereto agrees to indemnify, defend and hold harmless the other party and its employees, officers, directors and assigns from and against any and all loss (including reasonable attorneys' fees), damage, injury or liability and asserted by or on behalf of a third party for injury to or death of a person, for loss of or damage to property, including employees and property of the indemnified party ("Loss"), to the extent resulting directly or indirectly from the indemnifying party's (i) breach of a duty, representation, or obligation of this Agreement, or (ii) negligence or willful misconduct in the performance of its obligations under this Agreement, except to the extent that such indemnification is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the date of this Agreement.

     (b) Claims Procedure. Promptly after receipt by either party hereto (the "Indemnitee") of any notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Section 8.1(a). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. Thereafter, the following procedures shall apply:

     (1) The indemnifying party may elect to compromise or defend, at its own expense by its own counsel, any Asserted Liability;

     (2) If the indemnifying party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability, and shall make available to the indemnifying party any books, records or other documents within its control that are necessary or appropriate for such defense;

     (3) If the indemnifying party has elected to defend the Asserted Liability, any offer to compromise or settle transmitted to the indemnifying party shall thereafter be transmitted in writing to the Indemnitee. If, after a reasonable period of time to consider such offer -- which time shall be deemed to be ten (10) days from the date of transmittal of such offer using the notice procedures set forth in Section 11.8, unless the circumstances otherwise require -- the Indemnitee refuses to give consent to the settlement or compromise of the Asserted Liability, then the liability of the indemnifying party with respect to such Asserted Liability shall be thereafter limited to the amount of the offer of settlement or compromise. This cap on liability shall not be applicable if the Indemnifying Party does not elect to defend Indemnitee against the Asserted Liability;

     (4) Notwithstanding the foregoing, neither the indemnifying party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided however, that consent to settlement or compromise shall not be unreasonably withheld;

     (5) If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability, with a reservation of all rights to seek indemnification hereunder against the indemnifying party; and

     (6) Notwithstanding the foregoing, the Indemnitee and the indemnifying party may participate, in all instances, and at their own expense, in the defense of any Asserted Liability.

                ARTICLE 9 - TERM, TERMINATION, AND FORCE MAJEURE

     SECTION 9.1. TERM. This Agreement shall commence as of the Effective Date and shall continue unless and until terminated as provided herein.

     SECTION 9.2. TERMINATION

     (a) Termination Rights. Each party shall have the right to terminate this Agreement by giving the other party a termination notice specified for each termination event upon the occurrence and continuance of an Event of Default. An Event of Default for either party shall mean any of the following occurrences:

     (1) a Material Breach of this Agreement committed by such party and established in accordance with the provisions of Section 9.2(b) of this Agreement;

     (2) a material fraud committed by such party and established in accordance with the provisions of Section 9.2(b) of this Agreement;

     (3) material willful misconduct committed by such party and established in accordance with the provisions of Section 9.2(b) of this Agreement; or

     (4) the Insolvency of such party; or

     (5) except to the extent permitted herein, (i) the assignment of all, or substantially all, of such party's rights, or (ii) the delegation of all, or substantially all, of such party's obligations hereunder, in either instance without the prior written consent of the other party.

Such termination shall take effect on the later of the first business day following the thirtieth (30th) day after the sending of a termination notice to the breaching party in accordance with the provisions of Section 11.8, or, in the case of (4) or (5) above, the date designated in said termination notice.

     (b) Arbitration. In the event either party claims that a Material Breach, a material fraud, or material willful misconduct has been committed by the other party (the "Breaching Party"), the following procedures shall apply:

     (1) After the asserted occurrence of a Material Breach, a material fraud, or material willful misconduct, the party who contends that such breach, fraud or misconduct has occurred (the "Claimant") shall send to the Breaching Party a notice, in accordance with the notice provisions of Section 11.8 of this Agreement, in which the Claimant shall: (i) identify the Material Breach, material fraud, or material willful misconduct which it contends has occurred;
(ii) appoint an arbitrator; and (iii) demand that the Breaching Party appoint an arbitrator.

     (2) Within fifteen (15) days after receipt of the notice, the Breaching Party shall send a response to the Claimant, in accordance with the notice provisions of Section 11.8 of this Agreement, in which the Breaching Party shall: (i) indicate whether it contests the asserted occurrence of the Material Breach, material fraud, or material willful misconduct, as the case may be; and
(ii) if it does contest such asserted occurrence, appoint a second arbitrator. The failure on the part of the Breaching Party to timely respond to the notice, and/or to timely appoint its arbitrator, shall be deemed to constitute acceptance of the arbitrator designated by the Claimant as the sole arbitrator.

     (3) If the Breaching Party appoints an arbitrator, then within fifteen (15) days after the receipt of the Breaching Party's response by the Claimant, the two arbitrators shall jointly appoint a third arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Upon their selection by either means, the three arbitrators (the "Arbitrators") shall expeditiously proceed to determine whether a Material Breach, material default or material willful misconduct has occurred, in accordance with the procedures hereafter set forth.

     (4) Except as specifically modified herein, the arbitration proceeding contemplated by this section (the "Arbitration") shall be conducted in accordance with Title 9 of the US Code (United States Arbitration Act) and the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The cost of the Arbitration shall be borne equally by the parties, with the understanding that the Arbitrators may reimburse the prevailing party, if any, as determined by the Arbitrators for that party's cost of the Arbitration in connection with the award made by the Arbitrators as described below.

     (5) The award shall be made within three (3) months after the appointment of the third Arbitrator, and each of the Arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the Arbitrators, if necessary.

     (6) Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by the notice or the response, including those documents on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the Arbitrators, which determination shall be conclusive. All discovery shall be completed within 60 days following the appointment of the third Arbitrator.

     (7) At the request of a party, the Arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the Arbitrators deem such additional discovery relevant and appropriate. Depositions shall be held within 30 days of the making of a request, and shall be limited to a maximum of number of hours' duration as may be mutually agreed to by the parties, or in the absence of such agreement as may be determined by the Arbitrators. All objections are reserved for the arbitration hearing, except for objections based on privilege and proprietary or confidential information.

     (8) Either party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy).

     (9) The scope of the Arbitration shall include the following:

          (a) a determination as to whether the act(s) or omission(s) set forth by the Claimant have occurred;

          (b) a determination as to whether those act(s) or omissions(s) determined to have occurred constitute a breach of this Agreement, fraudulent conduct in connection with this Agreement, or willful misconduct in connection with this Agreement, as the case may be;

          (c) a determination as to whether those act(s) or omissions(s) determined to have occurred constitute a Material Breach, a Material Fraud, or Material Willful Misconduct, as the case may be;

          (d) a determination as to the amount of monetary damages, if any, suffered by the Claimant, as a result of those act(s) or omissions(s) determined to have occurred which constitute a breach of this Agreement, fraudulent conduct in connection with this Agreement, or willful misconduct in connection with this Agreement, as the case may be, regardless of whether such act(s) or omission(s) rise to the level of Material Breach, Material Fraud, or Material Willful Misconduct, as the case may be;

          (e) a determination, to the extent applicable, of the specific performance which could and should be decreed to correct any breach, fraud or material misconduct which the Arbitrators determine can be cured by the issuance of such decree;

          (f) a determination as to which party, if any, is the prevailing party in the Arbitration, and the amount of such party's costs and fees. "Costs and fees" means all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys' fees; and

          (g) a determination as to such matters as the Arbitrators deem necessary and appropriate to carry out their duties in connection with the Arbitration.

     (10) The Arbitrators' award shall be in writing, shall be signed by a majority of the Arbitrators, and shall include a statement regarding the reasons for the disposition of any claim.

     (11) The Arbitrators' award shall, as applicable, include the following:

          (a) to the extent that the Arbitrators determine that the Claimant has suffered monetary damages as a result of those act(s) or omissions(s) determined to have occurred which constitute a breach of this Agreement, fraudulent conduct in connection with this Agreement, or willful misconduct in connection with this Agreement, as the case may be, a monetary award in the amount of those damages;

          (b) to the extent that the Arbitrators determine that the harm resulting from those act(s) or omissions(s) determined to have occurred can be cured, in whole or in part by a decree of specific performance, such a decree of specific performance implementing such determination as can be submitted to and made the order of a Court of competent jurisdiction;

          (c) to the extent that the Arbitrators determine that those act(s) or omissions(s) determined to have occurred constitute a Material Breach, a Material Fraud, or Material Willful Misconduct, as the case may be, an award authorizing the Claimant to immediately terminate this Agreement, together with damages or specific performance, if determined by the Arbitrators to be appropriate;

          (d) to the extent that the Arbitrators determine that there is a prevailing party, and that said prevailing party should receive an award of its Costs and Fees, such award to the prevailing party; and

          (e) such other matters as the Arbitrators deem necessary and appropriate to implement their determinations made in the Arbitration.

     (12) The written determination of the Arbitrators shall be made and delivered promptly to the parties to the Arbitration and shall be final and conclusive upon the parties to the Arbitration.

     (13) Except as may be required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any Arbitration hereunder without the prior written consent of both parties.

     SECTION 9.3. OTHER EVENTS OF TERMINATION

     The parties may mutually terminate this Agreement at any time. Either party may terminate this Agreement with sixty (60) days prior written notice to the other party in the event the parties do not approve an Annual Business Plan within sixty (60) days of the due date of such Plan.

     SECTION 9.4. EFFECT OF TERMINATION.

     (a) Prior Obligations and Customers. Termination shall not affect obligations of the Joint Venture, ADA-ES or Arch Coal under Customer Contracts (which may be extended or renewed pursuant to the terms thereof) or which have arisen prior to the effective date of termination.

     (b) Return of Books, Records, and other Property. To the extent not otherwise provided herein, upon termination of this Agreement, Arch Coal shall immediately deliver to ADA-ES all records, books, and other property of ADA-ES.

     (c) Equipment Ownership. Upon termination of this Agreement, ownership of all equipment shall be transferred to Arch Coal.

     (d) Remaining Funds. After all financial obligations of the Joint Venture have been met, the funds remaining after termination of this Agreement, if any, shall be the property of Arch Coal.

     SECTION 9.5. FORCE MAJEURE.

     If either party is prevented or delayed in the performance of any of its obligations by force majeure and if such party gives written notice thereof to the other party within twenty (20) days of the first day of such event specifying the matters constituting force majeure, together with such evidence as it reasonably can give, then the party so prevented or delayed will be excused from the performance or punctual performance, as the case may be, as from the date of such notice for so long as such cause of prevention or delay continues. For the purpose of this Agreement, the term "force majeure" will be deemed to include an act of God, war, hostilities, riot, fire, explosion, accident, flood or sabotage; lack of adequate fuel, power, raw materials, containers or transportation for reasons beyond such party's reasonable control; labor trouble, strike, lockout or injunction (provided that neither party shall be required to settle a labor dispute against its own best judgment); compliance with governmental laws, regulations, or orders; breakage or failure of machinery or apparatus; or any other cause whether or not of the class or kind enumerated above, including, but not limited to, a severe economic decline or recession, which prevents or materially delays the performance of this Agreement in any material respect arising from or attributable to acts, events, non-happenings, omissions, or accidents beyond the reasonable control of the party affected.

     ARTICLE 10 - (This Article intentionally left blank)


                           ARTICLE 11 - MISCELLANEOUS

     SECTION 11.1. RELATIONSHIP OF THE PARTIES. Notwithstanding anything herein to the contrary, the parties' status with respect to each other shall be, at all times during the term of this Agreement, that of independent contractors retaining complete control over and complete responsibility for their respective operations and employees. Except as expressly provided herein, this Agreement shall not confer, nor shall be construed to confer, on either party any right, power or authority (express or implied) to act or make representations for, or on behalf of, or to assume or create any obligation on behalf of, or in the name of the other party. Nothing in this Agreement shall confer, or shall be construed to make either party a partner, member or affiliate of the other party
(A) for purposes of the tax laws of the United States or any other country, or
(B) for any other purposes under any other Laws; or (iii) create a franchise relationship between the parties. The parties expressly agree that at no time during the term of this Agreement, shall either party through its officers, directors, agents, employees, independent contractors or other representatives or through their respective representatives on the Management Committee take any action inconsistent with the foregoing expression of the nature of their relationship, except as required pursuant to applicable governmental authority under applicable Law or with the express written consent of the other party. Accordingly, the parties expressly agree to cooperate and communicate with the Management Committee from time to time and in all events, annually, to ensure that both parties' actions are in compliance with this Section 11.1

     SECTION 11.2. INTERPRETATION IN ACCORDANCE WITH GAAP. The parties acknowledge that several terms and concepts (such as various financial and accounting terms and concepts) used or referred to herein are intended to have specific meanings and are intended to be applied in specific ways, but they are not so expressly and fully defined and explained in this Agreement. In order to supplement definitions and other provisions contained in this Agreement and to provide a means for interpreting undefined terms and applying certain concepts, the parties agree that, except as expressly provided herein, when costs are to be determined or other financial calculations are to be made, GAAP as well as the party's past accounting practices shall be used to interpret and determine such terms and to apply such concepts. For example, when actual costs and expenses are referred to herein, they are not intended to contain any margin or profit for the party incurring such costs or expenses.

     SECTION 11.3. ADA-ES OBLIGATIONS. All permits, licenses, and registrations needed for the sale of ADA 249 shall be obtained by ADA-ES.

     SECTION 11.4. EXPENSES. Except as otherwise specifically provided in this Agreement, Arch Coal and ADA-ES will each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.

     SECTION 11.5. ENTIRE AGREEMENT. This Agreement, together with all respective exhibits and schedules hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all representations, warranties, understandings, terms or conditions on such subjects that are not set forth herein or therein. Agreements on other subjects, such as security and other credit agreements or arrangements, shall remain in effect according to their terms. The parties recognize that, from time to time, purchase orders, bills of lading, delivery instructions, invoices and similar documentation will be transmitted by each party to the other to facilitate the implementation of this Agreement. Any terms and conditions contained in any of those documents which are inconsistent with the terms of this Agreement shall be null, void and not enforceable. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other person any rights or remedies hereunder. The provisions of this Agreement shall apply to each division or subsidiary of Arch Coal and ADA-ES and either Arch Coal or ADA-ES may seek enforcement of the provisions of this Agreement on behalf of or with respect to a particular subsidiary or division without changing the rights and obligations of the parties under this Agreement as to other aspects of Arch Coal's or ADA-ES's business.

     SECTION 11.6. MODIFICATION AND WAIVER. No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of the Agreement and no amendment to or modification of this Agreement, and no waiver of any provision hereof, shall be effective unless it is in writing and signed by each party hereto. No waiver by either ADA-ES or Arch Coal with respect to any default or breach or of any right or remedy, and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.

     SECTION 11.7. ASSIGNMENT. This Agreement is personal to the parties and neither party shall assign any right or delegate any duty that it has or may have under this Agreement, either voluntarily, involuntarily by operation of law or otherwise by sale, assignment, transfer, delegation or other arrangement having similar effect, without the other party's prior written consent except as specifically provided herein. Notwithstanding the foregoing, either party may assign their rights and obligations under this Agreement to their Affiliates.

     SECTION 11.8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the same business day if delivered personally or sent by telefax with confirmation of receipt, on the next business day if sent by overnight courier, or on the earlier of actual receipt as shown on the registered receipt or five business days after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice):

     If to Arch Coal, to:     Arch Coal Sales Company              CityPlace One
                              Suite 300
                              St. Louis, MO  63141
                              Attn: David N. Warnecke, Vice President
                              Telephone: (314) 994-2700
                              Facsimile No.: (314) 994-2734

     with a copy to:          General Counsel
                              Telephone: (314) 994-2700
                              Facsimile: (314) 994-2734

     If to ADA-ES, to:        ADA-ENVIRONMENTAL SOLUTIONS, LLC
                              8100 SouthPark Way, B-2
                              Littleton, CO  80120 USA
                              Attn:  Michael D. Durham, President
                              Telephone:  (303) 734-1727
                              Facsimile No.: (303) 734-0330

If any notice required or permitted hereunder is to be given a fixed amount of time before a specified event, such notice may be given any time before such fixed amount of time (e.g., a notice to be given 30 days prior to an event may be given at any time longer than 30 days prior to such event).

     SECTION 11.9. SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, under a judgment, Law or statute now or hereafter in effect, the remainder of this Agreement shall not thereby be impaired or affected.

     SECTION 11.10. GOVERNING LAW.

     (a) The validity, interpretation and performance of this Agreement and any dispute connected with this Agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of Delaware ( of such state's choice of laws or conflicts of laws rules) and, to the extent applicable, the federal statutory, regulatory and decisional law of the United States.

     (b) Any suit, action or proceeding against any party hereto with respect to the subject matter of this Agreement, or any judgment entered by any court in respect thereof, must be brought or entered in the United States District Court for the District of Delaware, and each such party hereby irrevocably submits to the jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. If such court does not have jurisdiction over the subject matter of such proceeding or, if such jurisdiction is not available, then such action or proceeding against any party hereto shall be brought or entered in the Court of Chancery of the State of Delaware, County of New Castle, and each party hereby irrevocably submits to the jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. Each party hereto hereby irrevocably waives any objection which either of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought as provided in this subsection, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent each party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, each party hereto hereby irrevocably waives such immunity with respect to its obligations under this subsection. Except as otherwise provided herein, the parties hereto agree that jurisdiction of all disputes, suits, actions or proceedings between the parties hereto with respect to the subject matter of this Agreement lies in the United States District Court for Delaware, or the Court of Chancery of the State of Delaware, County of New Castle, as hereinabove provided.

     SECTION 11.11. PUBLIC ANNOUNCEMENTS. No public announcement may be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of Arch Coal and ADA-ES, provided that either party may make such disclosure if advised by counsel that it is required to do so by applicable law or regulation of any governmental agency or stock exchange upon which securities of such party are registered. Arch Coal and ADA-ES will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

     SECTION 11.12. EFFECT ON CO-MARKETING AGREEMENT. The Co-Marketing Agreement will be terminated with no further action of the parties as of the Effective Date.

     SECTION 11.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall be constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above mentioned.

                                           ADA-ENVIRONMENTAL SOLUTIONS, LLC



                                           By: ____________________________
                                           Name: Mark H. McKinnies
                                           Title: Chief Financial Officer

                                           ARCH COAL SALES COMPANY, INC.


                                           By: ____________________________
                                           Name: David N. Warnecke
                                           Title: Vice President